Exhibit 99.1

International Textile Group 804 Green Valley Road Greensboro, NC 27408 Contact: Delores Sides (336) 379-2903

International Textile Group Acquired By Platinum Equity

October 24, 2016, Greensboro, NC – International Textile Group, Inc. (ITG or the Company) announced today that it has been acquired by Platinum Equity through a completed merger with an affiliate of Platinum Equity. In the merger transaction, a newly formed Platinum Equity affiliate merged with and into ITG, with ITG continuing as the surviving corporation and as a privately-held Platinum Equity portfolio company. ITG’s common stock has ceased to be publicly traded, and former ITG stockholders will receive information from Continental Stock Transfer & Trust Company, the paying agent in the merger, on how to receive the cash consideration for their shares of ITG common stock, in the near future.

In order to complete the merger transaction, Platinum Equity acquired all of the debt and equity securities of the Company previously owned by entities managed by WL Ross & Co. LLC and its affiliates.

The merger transaction and related agreements were entered into following the approval of ITG’s Board of Directors, based upon the recommendation of an independent special committee, along with its independent legal and financial advisors, which negotiated the terms and conditions thereof.

Kenneth T. Kunberger, President & CEO of International Textile Group, continues in his role under the new ownership. “This is an exciting time for ITG,” said Kunberger. “We believe Platinum Equity and ITG’s goals and strategies are well aligned and provide a strong foundation on which to further leverage ITG’s performance innovations and brand heritage across our global markets. We look forward to many opportunities ahead.”

Additional information regarding the merger and related transactions will be contained in the Company’s Current Report on
Form 8-K relating thereto, expected to be filed with the U.S. Securities and Exchange Commission on the date hereof.

About ITG

International Textile Group, Inc. (ITG) is a global, diversified provider of textile solutions across performance & specialty apparel fabrics, advanced uniform fabrics, technical commercial fabrics and engineered automotive components. ITG’s businesses include: Burlington, Cone Denim, Safety Components and Carlisle Finishing. The company employs approximately 4,800 people worldwide with operations in the United States, Mexico and China. To learn more visit www.itg-global.com.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with a portfolio of approximately 30 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® - acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics. Over the past 20 years, Platinum Equity has completed more than 185 acquisitions.

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